Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-282732) and the Offering Statement on Form 1-A (File No. 024-12402) of our report dated April 14, 2025 relating to the financial statements of BOXABL Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Marcum LLP

Marcum LLP

West Palm Beach, FL

April 14, 2025